For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CFO
830-372-9581

Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP ANNOUNCES CEO RETIREMENT PLAN

SEGUIN, Texas, December 15, 2020 -- Alamo Group Inc. (NYSE: ALG) announced today that Ron Robinson, the Company’s President and CEO, has informed the Board of Directors of his intention to retire preferably by mid-year 2021 and upon the appointment of his successor. As part of its succession planning efforts, the Company’s Board of Directors has been preparing for such a transition and anticipates naming a new President and CEO as Mr. Robinson’s replacement within the next several months. It is Mr. Robinson’s intention to continue on in his role as a member of the Company’s Board following his retirement as President and CEO.

In announcing his retirement, Mr. Robinson stated, “Having served as Alamo’s President and CEO for more than 21 years, I feel this is the right time for a change in leadership and for me to spend more time with my family. It has been my absolute honor and privilege to lead such a great organization. I have been fortunate to work alongside a very talented and dedicated group of people who I am sure will continue Alamo’s growth and future success. I also have great confidence in the Board’s succession process given our focus on this important objective over the last few years.”

On behalf of the Board of Directors, Roderick R. Baty, Alamo Group’s Chairman said, “We would like to extend our gratitude to Ron for his extraordinary leadership during his 21 years of service as President and CEO. Under his guidance and strategic vision, Alamo Group has grown from a small domestically-focused company with 9 manufacturing locations, 9 distinct brands, 1,100 employees and sales of $177 million, to a multinational Company with 27 global manufacturing locations, more than 40 distinct brands, almost 4,000 employees and sales in excess of $1.1 billion. Corresponding net income and earnings per share grew from $6.1 million and $0.63 to $63.0 million and $5.33, respectively. Because of Ron’s stewardship, Alamo Group today is positioned as a financially sound and operationally strong company with significant opportunities for continued growth in the future. To our stakeholders - customers, dealers, employees, suppliers and shareholders, we wish to thank you for your support and acknowledge your contributions to the remarkable success of Alamo Group during Ron’s tenure. While we will surely miss Ron’s leadership as CEO, we look forward to his ongoing participation as a member of the Board of Directors. The Board has given careful consideration to succession planning and we are confident that our planning will result in an orderly and successful transition with ongoing steady leadership for Alamo Group.”

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 3,950 employees and operates 27 plants in North America, Europe, Australia and Brazil as of September 30, 2020. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements, including regarding the timing of the appointment of the Company’s new President and CEO, that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: overall market demand, continuing impacts from the COVID-19 pandemic including more significant supply chain disruptions, further reductions in customer demand, sales and profitability declines, operational disruptions, full or partial facility closures, and other similar impacts, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.